MARATHON ANNOUNCES CASH TENDER OFFERS

HOUSTON, March 22, 2010 – Marathon Oil Corporation (NYSE: MRO) announced today that it has commenced cash tender offers for certain specified series of its outstanding debt.

The tender offers consist of two separate offers: an Any and All Offer and a Dutch Auction Offer. Both offers are made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal, which set forth the terms and conditions of the tender offers.

In the Any and All Offer, Marathon is offering to purchase any and all of its outstanding 9.375% Debentures due 2012, 9.125% Debentures due 2013, 9.375% Debentures due 2022, 8.500% Debentures due 2023 and 8.125% Debentures due 2023, as listed in the table below.

In the Dutch Auction Offer, Marathon is offering to purchase, under certain conditions, its outstanding 6.000% Senior Notes due 2017, 5.900% Senior Notes due 2018 and the 7.500% Debentures due 2019, as listed in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread/ Base Spread (basis points)	Premium Range (basis points)*	Early Tender Premium
Any and All Offer
9.375% Debentures due 2012	902905AK4	$87,274,000	0.875% U.S. Treasury Note due 02/2012	PX4	55	N/A	N/A
9.125% Debentures due 2013	902905AM0	$173,852,000	1.375% U.S. Treasury Note due 03/2013	PX5	65	N/A	N/A
9.375% Debentures due 2022	902905AL2	$65,360,000	3.625% U.S. Treasury Note due 02/2020	PX7	130	N/A	N/A
8.500% Debentures due 2023	902905AN8	$116,344,000	3.625% U.S. Treasury Note due 02/2020	PX7	130	N/A	N/A
8.125% Debentures due 2023	902905AQ1	$172,123,000	3.625% U.S. Treasury Note due 02/2020	PX7	130	N/A	N/A
Dutch Auction Offer
6.000% Senior Notes due 2017	565849AD8	$750,000,000	3.625% U.S. Treasury Note due 02/2020	PX7	105	1 to 15	$30
5.900% Senior Notes due 2018	565849AF3	$1,000,000,000	3.625% U.S. Treasury Note due 02/2020	PX7	110	1 to 15	$30
7.500% Debentures due 2019	565849AH9	$800,000,000	3.625% U.S. Treasury Note due 02/2020	PX7	135	1 to 15	$30

* The premium range is for holders specifying a premium.  Holders who tender their Notes without specifying a premium will be deemed to have specified a premium of zero basis points.

The principal amount of debt to be purchased in the Dutch Auction Offer will be equal to the difference between $500 million and the principal amount of debt purchased through the Any and All Offer (the “Tender Cap”). The amounts of each series of debt that are purchased in the Dutch Auction Offer may be prorated as set forth in the Offer to Purchase. Neither offer is conditioned upon any minimum amount of notes being tendered or the consummation of the other offer. Each offer may be amended, extended or terminated separately. As of the date of the Offer to Purchase, the aggregate outstanding principal amount of the notes subject to the Any and All Offer is approximately $615 million, and the aggregate outstanding principal amount of the notes subject to the Dutch Auction Offer is $2.550 billion.

The Any and All Offer will expire at 5:00 p.m. EDT on April 1, 2010, unless extended. Holders of notes subject to the Any and All Offer must validly tender and not validly withdraw their notes before 5:00 p.m. EDT on the Any and All Offer expiration date to be eligible to receive the Any and All Offer Total Consideration.

The Dutch Auction Offer will expire at 5:00 p.m. EDT on April 19, 2010, unless extended. Holders of notes subject to the Dutch Auction Offer must validly tender and not validly withdraw their notes before 5:00 p.m. EDT on April 1, 2010, unless extended, to be eligible to receive the applicable Dutch Auction Offer Total Consideration, which includes an Early Tender Premium of $30 per $1,000 principal amount of notes accepted for purchase pursuant to the Dutch Auction Offer. Holders of notes subject to the Dutch Auction Offer who validly tender their notes after April 1, 2010 (the “Early Tender Date”) will only be eligible to receive an amount equal to the applicable Dutch Auction Offer Total Consideration minus the Early Tender Premium.

Notes subject to the Any and All Offer may be validly withdrawn at any time before 5:00 p.m. EDT on April 1, 2010, unless extended. Notes subject to the Dutch Auction Offer tendered before the Early Tender Date may be validly withdrawn at any time before 5:00 p.m. EDT on the Early Tender Date, but not thereafter unless otherwise required by applicable law. Notes subject to the Dutch Auction Offer tendered after the Early Tender Date may not be validly withdrawn, unless otherwise required by applicable law.

The Any and All Offer Total Consideration for each series per each $1,000 principal amount of notes validly tendered and accepted for payment pursuant to the Any and All Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified for the series over the yield based on the bid side price of the applicable U.S. Treasury Security specified for each series of notes subject to the Any and All Offer as displayed on the applicable Bloomberg Reference Pages specified in the table above, as calculated by the Dealer Managers, J.P. Morgan Securities Inc. and Goldman, Sachs & Co., at 2:00 p.m. EDT on March 30, 2010. Holders whose notes are purchased pursuant to the Any and All Offer will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the Any and All Offer Settlement Date, which is expected to be April 6, 2010, unless the Any and all Offer is extended. The fixed spread and reference U.S. Treasury Security for each series are listed in the table above.

The Dutch Auction Offer Total Consideration for each series per each $1,000 principal amount of notes validly tendered and accepted for payment pursuant to the Dutch Auction Offer will be determined in the manner described in the Offer to Purchase by reference to a base spread specified for the series minus a premium that is not less than one basis point or greater than 15 basis points, as determined by the modified “Dutch Auction” procedure described in the Offer to Purchase for the series over the yield based on the bid side price of the applicable reference U.S. Treasury Security specified for each series of notes subject to the Dutch Auction Offer as displayed on the applicable Bloomberg Reference Pages specified in the table above, as calculated by the Dealer Managers at 2:00 p.m. EDT on March 30, 2010. Holders whose notes are purchased pursuant to the Dutch Auction Offer will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the Dutch Auction Offer Settlement Date, which is expected to be April 21, 2010, unless the Dutch Auction Offer is extended. The base spread and U.S. Treasury Security for each series are listed in the table above.

Under the modified “Dutch Auction” procedure, Marathon will accept notes validly tendered in the order of lowest to highest premiums specified by the Holders and will select the single lowest premium that will enable Marathon to purchase notes in the Dutch Auction Offer in an aggregate principal amount up to the Tender Cap. Holders who tender their notes without specifying a premium will be deemed to have specified a premium of zero basis points.

The Offer to Purchase and related Letter of Transmittal also address certain U.S. federal income tax issues.  Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

Marathon has retained J.P. Morgan Securities Inc. and Goldman, Sachs & Co. to serve as the Dealer Managers.  J.P. Morgan Securities Inc. may be contacted at (866) 834-4666 (toll free) or (212) 834-3424 (collect) and Goldman, Sachs & Co. may be contacted at (800) 828-3182 (toll free) or (212) 902-5128 (collect).  Marathon has also retained Global Bondholder Services Corporation to serve as the Depositary and Information Agent for the tender offers.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal.  In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Marathon by J.P. Morgan Securities Inc. and Goldman, Sachs & Co., or one or more registered brokers or dealers under the laws of such jurisdiction.

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (866) 873-7700, or in writing at 65 Broadway - Suite 723, New York, NY, 10006, Attention: Corporate Actions.  You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

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This release contains forward-looking statements with respect to the timing and principal amount of debt to be purchased in two separate cash tender offers, including certain terms and conditions of the offers.  Although Marathon believes that the expectations contained in this release are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct.  Actual results may differ materially from the anticipated results or expectations expressed in this release.  In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

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